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Exhibit 99.3

Consent of Merrill Lynch

        We hereby consent to the use of our opinion letter dated April 10, 2006 to the Board of Directors of Lipman Electronic Engineering Ltd. included as Annex F to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Lion Acquisitions Ltd., a wholly-owned subsidiary of VeriFone Holdings, Inc., with and into Lipman Electronic Engineering Ltd. and to the references to such opinion in such Proxy Statement/Prospectus under the captions "Summary—Opinion of Lipman's Financial Advisor" and "The Merger—Opinion of Lipman's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ DAVID KING

June 9, 2006

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Consent of Merrill Lynch